UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                  Commission File Number: 000-55948


                    PLUTO TRAIL ACQUISITION CORPORATION
     (Exact name of registrant as specified in its charter)

                     9454 Wilshire Boulevard, Suite 610
                      Beverly Hills, California 90212
                            310-888-1870
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Common Stock
   (Title of each class of securities covered by this Form)

                                None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)               / X /

        Rule 12g-4(a)(2)               /__/

        Rule 12h-3(b)(1)(i)           / X  /

        Rule 12h-3(b)(1)(ii)          /__/

        Rule 15d-6                   /__/

Approximate number of holders of record as of the certification or notice date: 2 (number of shareholders)

Pursuant to the requirements of the Securities Exchange Act of 1934, MQ MEDICAL TECHNOLOGIES CORP. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 29, 2018	         By: /s/ James Cassidy
					  James Cassidy
				     	     President